EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL ANNOUNCES CFO SUCCESSION PLAN

Chief financial officer Jeff Misner to retire; Zane Rowe, senior vice president for network strategy, to be his successor

HOUSTON, May 13, 2008 -- Continental Airlines (NYSE: CAL) announced today that its executive vice president and chief financial officer, Jeff Misner, has informed the company that he has decided to retire effective Aug. 31, 2008, following his 55th birthday.

"Jeff has made great contributions to Continental during his 13 year tenure," said Larry Kellner, Continental's chairman and chief executive officer. "He has been a valued and trusted member of our senior management team, and everyone will miss him. We wish him well in his retirement."

Misner has served as Continental's chief financial officer since 2001. He joined the company in 1995 as vice president of treasury operations and was promoted to vice president and treasurer in 2000.

Zane Rowe, 37, Continental's senior vice president for network strategy, will succeed Misner as executive vice president and chief financial officer upon Misner's retirement.

"Zane has served Continental for more than 15 years and has proven financial, analytical and operational experience," said Kellner. "He is an integral part of our senior management team and the perfect choice to succeed Jeff as our next CFO."

Rowe was named senior vice president for network strategy in September 2006, after assuming responsibility for Continental's network strategy, including schedule planning and profitability analysis, as vice president network strategy in 2005. He joined Continental in 1993, and was elected staff vice president for financial planning and analysis in February 2001. He was promoted to vice president of financial planning and analysis in September 2003.

Misner will continue to serve as executive vice president and chief financial officer until his retirement at the end of August, and will work with Rowe over the next several months to transition his responsibilities as part of the succession.

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 145 domestic and 138 international destinations. More than 550 additional points are served via SkyTeam alliance airlines.  With more than 45,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 69 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the fifth consecutive year, FORTUNE magazine named Continental the No. 1 World's Most Admired Airline on its 2008 list of World's Most Admired Companies. Additionally, Continental again won major awards at the OAG Airline of the Year Awards including "Best Airline Based in North America" for the fourth year in a row, and "Best Executive/Business Class" for the fifth consecutive year. For more company information, visit continental.com.

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